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
FORM 4                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION     OMB APPROVAL
------                              Washington, D.C. 20549                   ------------
[ ] Check this box if                                                        OBM Number:       3235-0287
    no longer subject      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      Expires: December 31, 2001
    to Section 16.                                                           Estimated average burden
                                                                             hours per response......0.5
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       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Bunker          Stephen           N
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    (Last)          (First)        (Middle)


   107 Audubon Road, #5
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    (Street)


   Wakefield,          MA       01880-1246
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    (City)          (State)        (Zip)

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2. Issuer Name and Ticker or Trading Symbol

         Implant Sciences Corporation (IMX)
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3. I.R.S. Identification Number of reporting person, if an entity (Voluntary)


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4. Statement for Month/Year

          May 2001

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [X] Director        [X] 10% Owner
   [X] Officer (give   [ ] Other (Specify
       title below)        below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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

TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of Security      2. Trans-   3. Trans-     4. Securities Acquired     5. Amount of        6. Owner-      7. Nature of
   (Instr. 3)                action      action        (A) or Disposed of         Securities          ship           Indirect
                             Date        Code          (D) (Instr. 3, 4, and 5)   Beneficially        Form:          Beneficial
                             (Month/     (Instr. 8)                               Owned at End        Direct (D)     Ownership
                             Day/      --------------------------------------     of Month            or             (Instr. 4)
                             Year)                                                (Instr. 3 and 4)    Indirect
                                        Code    V       Amount  (A)   Price                           (I)
                                                                 or                                   (Instr. 4)
                                                                (D)
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Common Stock                 5/14/2001    P             3,000    A    $10.00       636,348               D
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Reminder: Report on a separate line for each class of securities beneficially                                   SEC 1474 (3-98)
          owned directly or indirectly.
* If the form is filed by more than one person, see Instruction 4(b)(v).
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FORM - 4 (CONTINUED) TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)

1. Title of       2. Conver-       3. Trans-       4. Trans-        5. Number of     6. Date Exer-     7. Title and
   Derivative        sion or          action          action           Derivative       cisable and       Amount of
   Security          Exercise         Date            Code             Securites        Expiration        Underlying
   (Instr. 3)        Price of         (Month/         (Instr. 8)       Acquired         Date (Month/      Securities
                     Deri-            Day/                             (A) or           Day/Year)         (Instr. 3
                     vative           Year)                            Disposed                           and 4)
                     Security                                          of (D)
                                                                       (Instr. 3,
                                                                       4, and 5)
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                                                      Code   V         (A)  (D)        Date     Expira-   Title   Amount
                                                                                       Exer-    tion              or
                                                                                       cisable  Date              Number
                                                                                                                  of
                                                                                                                  Shares
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Explanation of Responses:
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                  /s/ Stephen N. Bunker        6/5/2001
                                  -------------------------------------
                                  Stephen N. Bunker
                                  Vice President, Chief
                                  Scientist and Director
                                  Implant Sciences

                             **Signature of Reporting Person     Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.